LEINER HEALTH PRODUCTS GROUP INC.
                      901 East 233rd Street
                 Carson, California  90745-6204



VIA EDGAR                                        May 2, 1997
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Ms. Shelly E. Parratt
Assistant Director
Health Care/Insurance
Division of Corporate Finance
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Leiner Health Products Group Inc.
               Registration Statement on Form S-1
               Commission File No. 33-78636
               ----------------------------------

Dear Ms. Parratt:

          Pursuant to 17 C.F.R. Section 230.477, Leiner Health
Products Group Inc. hereby makes application to withdraw the captioned registration statement.

                              Very truly yours,

                              LEINER HEALTH PRODUCTS INC.


                              By:  /s/William B. Towne
                                 -------------------------
                                   William B. Towne
                                   Chief Financial Officer

cc:  Philip M. Owen (NYSE)